UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
Information required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SRA INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SRA INTERNATIONAL, INC.
4300 FAIR LAKES COURT
FAIRFAX, VA 22033

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 30, 2008

     The Annual Meeting of Stockholders of SRA International, Inc., or SRA, will be held at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102 on Thursday, October 30, 2008 at 8:30 a.m., local time, to consider and act upon the following matters:

1.	To elect four Class I directors to serve until the 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To ratify the selection by the Audit and Finance Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on September 1, 2008 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

Stephen C. Hughes, Secretary

Fairfax, Virginia
September 16, 2008

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE BY INTERNET OR BY PHONE AS INSTRUCTED ON THE PROXY CARD. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

SRA INTERNATIONAL, INC.
4300 FAIR LAKES COURT
FAIRFAX, VA 22033

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, OCTOBER 30, 2008

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SRA International, Inc., or SRA, for use at our annual meeting of stockholders to be held on Thursday, October 30, 2008, and at any adjournment of that meeting. All executed proxies will be voted in accordance with the stockholder’s instructions, and if no choice is specified, executed proxies will be voted in favor of the matters set forth in the accompanying notice of meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to our Secretary or by voting in person at the annual meeting.

     On September 1, 2008, the record date for the determination of stockholders entitled to vote at the annual meeting, there were outstanding and entitled to vote an aggregate of 43,481,021 shares of class A common stock, $0.004 par value per share, and 14,050,736 shares of class B common stock, $0.004 par value per share, which constitutes all of our voting stock, and which we collectively call the common stock. Holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to ten votes per share. Holders of class A common stock and holders of class B common stock vote together as a single class on all matters presented to the stockholders for their vote or approval, except as may otherwise be required by Delaware law.

     Our annual report to stockholders, including our Annual Report on Form 10-K, for the year ended June 30, 2008, together with these proxy materials are first being sent or given to stockholders, on or about September 16, 2008.

VOTES REQUIRED

     The holders of shares of common stock representing a majority of the votes entitled to be cast at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. Shares of common stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the annual meeting.

     The affirmative vote of a plurality of the votes cast by stockholders entitled to vote on the matter is required for the election of directors. The affirmative vote of a majority of the shares of common stock voting on the matter is required to ratify the selection by the Audit and Finance Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009.

     Shares which abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the matters.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

     As permitted by the Securities and Exchange Commission, on or about September 16, 2008, we mailed a Notice of Internet Availability of Proxy Materials, which we refer to as the Internet Notice, to our stockholders. Our proxy statement and annual report to stockholders are available at http://www.sra.com/investors/sec-filings.php. As described in the Internet Notice, any stockholder, at no cost to the stockholder, may request to receive proxy materials in printed form by mail or electronically by e-mail.

HOUSEHOLDING OF PROXY MATERIALS

     The Securities and Exchange Commission has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports and Notices of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for share/stockholders and cost savings for companies.

     Some banks, brokers and other nominee record holders with account holders who are our stockholders may be participating in the practice of “householding” our proxy materials and annual reports. This means that only one copy of our Internet Notice may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our Internet Notice or our proxy statement and annual report to stockholders if you call or write us at the following address or phone number: SRA International, Inc., 4300 Fair Lakes Court, Fairfax, Virginia 22033, phone: (703) 803-1500, Attention: Mr. David Keffer, Vice President, Investor Relations. If you want to receive separate copies of our Internet Notice or our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us using the above address and phone number.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 1, 2008 by (i) each person or entity who is known by us to be the beneficial owner of more than 5% of the outstanding shares of class A common stock or class B common stock, (ii) each director or nominee for director, (iii) each of the executive officers named in the Summary Compensation Table section of this proxy statement, who we refer to in this proxy statement as the named executive officers, and (iv) all current directors and executive officers as a group. Unless otherwise indicated, and subject to community property laws where applicable, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of common stock listed as owned by such person or entity. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Applicable percentages are based on 43,481,021 shares outstanding of class A common stock and 14,050,736 shares outstanding of class B common stock on September 1, 2008, adjusted as required by rules promulgated by the Securities and Exchange Commission.

     Unless otherwise indicated, the address of each person is c/o SRA International, Inc., 4300 Fair Lakes Court, Fairfax, VA 22033.

	Number of Shares		Class
	Beneficially Owned (1)		Owned (%)		Percentage
	Class A	Class B	Class A	Class B	of Total
	Common	Common	Common	Common	Voting
Name of Beneficial Owner	Stock	Stock	Stock	Stock	Power
Stanton D. Sloane (2)	166,237	—	*	—	*
Stephen C. Hughes (3)	290,008	—	*	—	*
Barry S. Landew (4)	807,615	—	1.8%	—	*
Ernst Volgenau (5)	113,078	12,050,736	*	85.8%	65.6%
John W. Barter (6)	45,060	—	*	—	*
Larry R. Ellis (7)	5,881	—	*	—	*
Edmund P. Giambastiani, Jr	3,020	—	*	—	*
Miles R. Gilburne (8)	52,587	—	*	—	*
William T. Keevan	3,335	—	*	—	*
Michael R. Klein (9)	65,681	—	*	—	*
David H. Langstaff (10)	102,710	—	*	—	*
Gail R. Wilensky (11)	20,000	—	*	—	*
All directors and executive officers
as a group (12 persons) (12)	1,675,212	12,050,736	3.8%	85.8%	66.1%
William K. Brehm (13)	9,792	2,000,000	*	14.2%	10.9%
Eminence Capital LLC (14)	4,100,000	—	9.4%	—	2.2%
Fidelity Management & Research LLC (15)	4,728,761	—	10.9%	—	2.6%
Morgan Stanley (16)	2,209,613	—	5.1%	—	1.2%
Neuberger Berman Inc. (17)	2,553,742	—	5.9%	—	1.4%

____________________

*	Less than 1%.
(1)	The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after September 1, 2008 through the exercise of any stock option or other right.
(2)	Includes 51,153 shares of class A common stock issuable upon exercise of options.
(3)	Includes 219,420 shares of class A common stock issuable upon exercise of options and 800 shares of class A common stock held by children of Mr. Hughes.
(4)	Includes 280,596 shares of class A common stock issuable upon exercise of options.
(5)	Includes 3,048,161 shares of class B common stock held by a grantor retained annuity trust, of which Dr. Volgenau’s wife is the trustee.
(6)	Includes 42,010 shares of class A common stock issuable upon exercise of options.
(7)	Includes 1,829 shares of class A common stock issuable upon exercise of options.
(8)	Includes 40,660 shares of class A common stock issuable upon exercise of options.
(9)	Includes 60,830 shares of class A common stock issuable upon exercise of options.
(10)	Includes 100,660 shares of class A common stock issuable upon exercise of options.
(11)	Consists of 20,000 shares of class A common stock issuable upon exercise of options.
(12)	Includes 817,158 shares of class A common stock issuable upon exercise of options and 3,048,161 shares of class B common stock held in the grantor retained annuity trust as described in the notes above.
(13)	Includes 8,134 shares of class A common stock issuable upon exercise of options.
(14)	Based solely upon a Schedule 13G/A filed by Eminence Capital LLC on February 14, 2008. The address for Eminence Capital LLC provided in such Schedule 13G/A is 65 East 55th Street, 25th Floor, New York, NY, 10022.
(15)	Based solely upon a schedule 13G/A filed by Fidelity Management & Research LLC on February 14, 2008. The address for Fidelity Management & Research provided in such Schedule 13G/A is 82 Devonshire Street, Boston, MA, 02109.
(16)	Based solely upon a Schedule 13G filed by Morgan Stanley on March 10, 2008. The address for Morgan Stanley provided in such Schedule 13G is 1585 Broadway, New York, NY, 10036.
(17)	Based solely upon a Schedule 13G/A filed by Neuberger Berman Inc. on February 12, 2008. The address for Neuberger Berman Inc. provided in such Schedule 13G/A is 605 Third Avenue, New York, NY, 10158.

     Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

PROPOSAL 1—ELECTION OF DIRECTORS

     Our Amended and Restated Certificate of Incorporation provides that the Board of Directors is classified into three classes, designated as Class I directors, Class II directors, and Class III directors, with members of each class holding office for staggered three-year terms. Each class consists, as nearly as possible, of one-third of the total number of directors. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors.

     The Board of Directors presently has ten members. There are currently four Class I directors, whose terms expire at the 2008 annual meeting of stockholders, three Class II directors, whose terms expire at the 2009 annual meeting of stockholders, and three Class III directors, whose terms expire at the 2010 annual meeting of stockholders, in all cases subject to the election and qualification of their successors and to their earlier death, resignation, or removal.

     The persons named in the enclosed proxy will vote to elect as Class I directors the four nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The four nominees receiving the highest number of affirmative votes will be elected. All four of the nominees, Messrs. Barter and Gilburne, General Ellis and Dr. Wilensky, are presently Class I directors. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. Each Class I director will be elected to hold office until the 2011 annual meeting of stockholders, subject to the election and qualification of his or her successor and to his or her earlier death, resignation, or removal.

     There are no family relationships between or among any of our directors, executive officers or persons nominated or chosen to become a director or executive officer.

NOMINATION OF CLASS I DIRECTORS

     Set forth below, for each nominee for Class I director, are name, age as of September 1, 2008, positions with SRA, principal occupation and business experience during the past five years, and the year of the commencement of his or her term as a director of SRA:

     JOHN W. BARTER is 61 years old and has served on our Board of Directors since April 2003. From 1988 to 1994, he was senior vice president and chief financial officer of AlliedSignal, Inc., now known as Honeywell International, Inc., an advanced technology and manufacturing company. From October 1994 until his retirement in December 1997, Mr. Barter was executive vice president of AlliedSignal, Inc. and president of AlliedSignal Automotive. After retiring from AlliedSignal, Inc., Mr. Barter served from January 2000 to May 2001 as chief financial officer of Kestrel Solutions, Inc., a privately-owned early stage company established to develop and bring to market a new product in the telecommunications industry. Mr. Barter serves on the board of directors of Genpact Limited, a global business process outsourcing company, and Dice Holdings, Inc., a global online job posting firm, and Lenovo Group Limited, a Hong Kong listed company that manufactures and markets personal computers.

     LARRY R. ELLIS is 62 years old and has served on our Board of Directors since September 2006. General Ellis served in the Army for over 35 years, holding positions of increasing responsibility before retiring as Commanding General of the United States Army Forces Command in July 2004. General Ellis joined the board of directors of Point Blank Solutions, Inc., a leading manufacturer of bullet, fragmentation and stab resistant apparel, in early December 2004, became president in 2005, and assumed the role of chief executive officer in July 2006. He also serves on the boards of directors of the Armed Forces Benefit Association and Universal Systems and Technology, Inc. (UNITECH), a professional services company providing training, performance improvement, simulation and security solutions.

     MILES R. GILBURNE is 57 years old and has served on our Board of Directors since December 2003. Mr. Gilburne has served as a managing member of ZG Ventures, LLC, a venture capital firm, for eight years. Mr. Gilburne served as senior vice president of corporate development for America Online, Inc., or AOL, from 1994 until December 1999. In 1999, he was elected to the board of directors of AOL and continued to serve on the board of Time Warner, Inc. until May 2006. He is co-chairman of the board of ePals, Inc., a global online learning company. He also serves on the boards of directors of Pharmacyclics, Inc., a drug discovery company, Maui Land and Pineapple, a real estate and agriculture company, and the Foundation for the National Institutes of Health.

     GAIL R. WILENSKY is 65 years old and has served on our Board of Directors since December 2005. Dr. Wilensky has served as an economist and a senior fellow at Project HOPE, an international health foundation, since January 1993. Dr. Wilensky is a commissioner on the World Health Organization Commission on the Social Determinants of Health. She is an elected member of the Institute of Medicine, a part of The National Academies of Science and Engineering, and is on its Governing Council. Dr. Wilensky is also vice chair of the Maryland Health Care Commission and a trustee of the Combined Benefits Fund of the United Mineworkers of America, the American Heart Association, and the National Opinion Research Center. She is an advisor to the Robert Wood Johnson Foundation and the Commonwealth Fund and past chair of the board of directors of Academy Health. From 1990 to 1992, Dr. Wilensky was the administrator of the Health Care Financing Administration, directing the Medicare and Medicaid programs. From 1992 to 1993, she served as deputy assistant to President Bush for Policy Development. From 1997 to 2001, she chaired the Medicare Payment Advisory Commission, which advises Congress on payment and other issues relating to Medicare. From 1995 to 1997, she chaired the Physician Payment Review Commission. From 2001 to 2003, she co-chaired the President’s Task Force to Improve Health Care Delivery for Our Nation’s Veterans, which included health care for both veterans and military retirees.

   Board Recommendation

     The Board of Directors recommends a vote FOR the election of the nominees named above.

INCUMBENT DIRECTORS

     Set forth below, for each incumbent director, are name, age as of September 1, 2008, positions with SRA, principal occupation and business experience during the past five years and the year of the commencement of their term as a director of SRA:

   Incumbent Class II Directors

     STANTON D. SLOANE is 58 years old and has served on our Board of Directors since August 2007. Dr. Sloane was appointed our president and chief executive officer in April 2007. Prior to joining SRA, Dr. Sloane was executive vice president of Lockheed Martin’s Integrated Systems & Solutions from June 2004 until April 2007. Dr. Sloane began his career with General Electric Aerospace in 1984 and progressed through engineering, program management, and business development assignments in a variety of GE Aerospace and subsequently Lockheed Martin businesses. He also served as an officer in the U.S. Navy from 1976 until 1981.

     EDMUND P. GIAMBASTIANI, JR. is 60 years old and has served on our Board of Directors since January 2008. Admiral Giambastiani served as the seventh vice chairman of the Joint Chiefs of Staff for the U.S. Armed Forces from August 2005 to July 2007 and as NATO’s first Supreme Allied Commander Transformation and the Commander, United States Joint Forces Command from October 2002 to August 2005. Admiral Giambastiani currently serves on the board of directors of Monster Worldwide, Inc, a global on-line employment company. He is a graduate of the U.S. Naval Academy.

     WILLIAM T. KEEVAN is 61 years old and has served on our Board of Directors since February 2008. Since December 2006, Mr. Keevan has been a senior managing director and the U.S. leader of the Forensic Accounting, Litigation Consulting, and Government Contractor Advisory Services practice at Kroll, a leading global risk consulting company. Mr. Keevan is a recognized expert on financial accounting and reporting, government contractor regulatory compliance and related governance matters. He has testified frequently as an expert witness. Prior to joining Kroll, he led Navigant Consulting, Inc.’s Government Contractor Services practice for over four years and served 28 years with Arthur Andersen LLP, 20 years as a partner in various senior management positions. Mr. Keevan currently serves on the board of directors of DeVry Inc., a post-secondary education company.

   Incumbent Class III Directors

     MICHAEL R. KLEIN is 66 years old and has served on our Board of Directors since December 1998. Mr. Klein serves as chairman of the board of directors of CoStar Group, Inc., a provider of commercial real estate information and related software, which he co-founded in 1987, and as vice chairman and lead director of the board of directors of Perini Corporation, a civil engineering and construction company. He also serves as the chairman of the board of directors of the Sunlight Foundation which promotes transparency through internet postings of information about Congress and those who seek to influence it, which he co-founded in 2005 and as chairman of the board of directors of the Shakespeare Theatre Company. He was a partner of the law firm Wilmer Cutler Pickering Hale and Dorr LLP from 1974 through 2005.

     DAVID H. LANGSTAFF is 54 years old and has served on our Board of Directors since February 2004. Mr. Langstaff served as chief executive officer and co-chairman of The Olive Group, a global integrated security company, from August 2006 to January 2008. From September 2004 to June 2005, Mr. Langstaff was a part-time employee of SRA, assisting the board on strategic matters. He was the president, chief executive officer, and director of Veridian Corporation, an advanced technology company, from its formation in 1997 until its sale in August 2003, and had served as chief financial officer, chief operating officer and chief executive officer of Veridian’s predecessor companies since 1984. Mr. Langstaff serves as a seminar moderator with the Aspen Institute, a global forum which brings together leaders from industry, government and various organizations, and on the boards of directors of the Information Technology Association of America, Potomac School, BlackRock Center for the Arts and other non-profit organizations, and is Trustee of the Committee for Economic Development.

     ERNST VOLGENAU, our founder, is 75 years old and has served as the Chairman of our Board of Directors since October 2003. Dr. Volgenau led us as president or chief executive officer from our founding in 1978 until January 2005. From 1976 to 1978, he served as the director of inspection and enforcement for the U.S. Nuclear Regulatory Commission. Dr. Volgenau retired from active duty with the U.S. Air Force with the rank of Colonel in 1976. His military service included positions in the Office of the Secretary of Defense, as director of data automation for the Air Force Logistics Command, and various assignments involving aerospace research and development.

CORPORATE GOVERNANCE

     Our Board of Directors has long believed that good corporate governance is important to ensure that SRA is managed for the long-term benefit of stockholders. Over the past several years, our Board of Directors has reviewed its governance practices in light of the Sarbanes-Oxley Act of 2002, SEC rules and regulations and the listing standards of the New York Stock Exchange, or NYSE. This section describes key corporate governance guidelines and practices that SRA has adopted. Complete copies of the governance policies, committee charters and codes of conduct described below are available on our website at www.sra.com. Alternatively, you can request a copy of any of these documents by writing to our corporate secretary.

   Governance Policies of the Board of Directors

     The board has adopted governance policies to assist in the exercise of its duties and responsibilities and to serve the best interests of SRA and its stockholders. These policies, which provide a framework for the conduct of the board’s business, provide that:

  the principal responsibility of the directors is to oversee the management of our company;

  a majority of the members of the board shall be independent directors;

  the non-management directors shall meet regularly in executive session;

  directors have full and free access to management and, as necessary and appropriate, independent advisors;

  new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

  at least annually, the board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

   Board Determination of Independence

     Under NYSE rules, a director of SRA will only qualify as “independent” if our Board of Directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a material relationship with our company. The Board of Directors has established guidelines to assist it in determining whether a director has a material relationship. Under these guidelines, a director is considered to have a material relationship with us if he or she is not independent under Section 303A.02(b) of the NYSE Listed Company Manual or he or she:

  is an executive officer of another company that does business with us and the annual sales to, or purchases from, us account for more than $1 million or two percent, whichever is greater, of the annual consolidated gross revenues of the company that he or she serves as an executive officer;

  is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company that he or she serves as an executive officer; or

  serves as an officer, director or trustee of a charitable organization and our discretionary charitable contributions to the organization are more than the greater of $1 million or two percent of that organization’s total annual charitable receipts.

     Ownership of a significant amount of our stock, by itself, does not constitute a material relationship that would disqualify a director from being independent.

     For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the Board of Directors who are independent.

     Our Board of Directors has determined that none of John W. Barter, Larry R. Ellis, Edmund P. Giambastiani, Jr., Miles R. Gilburne, William T. Keevan, Michael R. Klein, David H. Langstaff or Dr. Gail R. Wilensky has a material relationship with SRA and that each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual. Our former director Delbert C. Staley, who served as a director during fiscal 2008 but has subsequently resigned from the Board of Directors, was also determined to be independent in accordance with NYSE listing standards. Stanton D, Sloane, our president and chief executive officer, and Ernst Volgenau, our founder and the chairman of our Board of Directors, are not independent directors by virtue of their current status as executive officers of our company. Renato DiPentima, who served as a director during fiscal 2008, was determined not to be an independent director by virtue of his status as an executive officer of our company in fiscal 2007, and as an employee director in fiscal 2008.

   Board Meetings and Attendance

     The board met six times during fiscal 2008, consisting of four in-person meetings and two teleconference meetings. During fiscal 2008, each director attended at least 75% of the aggregate of the meetings of the board and the committees on which the director then served, during the periods in which the director so served. Consistent with the requirements of the board’s governance policies, the board met in executive session, without the presence of management, following the conclusion of each regularly scheduled board meeting. These meetings were chaired by Mr. Klein, who served as Lead Director during fiscal 2008.

   Director Attendance at Annual Meeting of Stockholders

     The governance policies of the board provide that directors are responsible for attending the annual meeting of stockholders. Six of our current directors attended the 2007 Annual Meeting of Stockholders on October 23, 2007.

   Board Committees

     The Board of Directors has established three standing committees—Audit and Finance, Compensation and Personnel, and Governance—each of which operates under a charter that has been approved by the board. Current copies of each committee’s charter are posted on our website, www.sra.com.

     The Board of Directors has determined that each member of the Audit and Finance, Compensation and Personnel and Governance committees are independent as defined under the rules of the NYSE, and in the case of all members of the Audit and Finance Committee, under the additional independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934.

   Audit and Finance Committee

     The Audit and Finance Committee’s responsibilities include:

  appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

  overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

  monitoring our internal controls over financial reporting, disclosure controls and procedures and code of business ethics and conduct;

  overseeing our internal audit function;

  discussing our risk management policies;

  establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

  meeting independently with our internal auditing staff, independent registered public accounting firm and management; and

  preparing the audit and finance committee report required by SEC rules.

     The members of the Audit and Finance Committee are Messrs. Barter (Chairman), Gilburne and Keevan. Mr. Staley was also a member of the committee until he resigned from the committee in October 2007. The Board of Directors has determined that Messrs. Barter and Keevan are “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K. The Audit and Finance Committee met seven times during fiscal 2008.

   Compensation and Personnel Committee

     The Compensation and Personnel Committee’s responsibilities include:

  annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

  determining the CEO’s compensation;

  reviewing and approving, or making recommendations to the Board with respect to, the compensation of our other executive officers;

  overseeing an evaluation of our senior executives;

  overseeing and administering our cash and equity incentive plans; and

  reviewing with management the Compensation Discussion and Analysis and recommending whether to include it in this proxy statement and other filings.

     The processes and procedures followed by the Compensation and Personnel Committee in considering and determining executive and director compensation are described below under the headings “Director Compensation” and “Compensation Discussion and Analysis.”

     The members of the Compensation and Personnel Committee are Mr. Langstaff (Chairman), Admiral Giambastiani, and Dr. Wilensky. General Ellis also served on the committee during fiscal 2008 but resigned from the committee in July 2008. Mr. Staley also served on the committee during fiscal 2008 until he resigned from the committee in October 2007. The Compensation and Personnel Committee is authorized to delegate its authority to approve stock option grants and other equity awards to our executive officers. It has granted a limited authority to the chairman of our Board of Directors and our chief executive officer to make equity grants to employees other than executive officers, subject to an annual grant limit of 20,000 shares of class A common stock under options and 5,000 restricted shares of class A common stock per individual and 100,000 shares of class A common stock under options and 25,000 restricted shares of class A common stock in the aggregate. The Compensation and Personnel Committee met three times during fiscal 2008.

     The specific determinations of the Compensation and Personnel Committee with respect to executive compensation for fiscal 2008 are described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.

   Governance Committee

     The Governance Committee’s responsibilities include:

  identifying individuals qualified to become board members;

  recommending to the board the persons to be nominated for election as directors;

  reviewing and making recommendations to the board with respect to management succession planning;

  developing and recommending to the board governance policies;

  reviewing and making recommendations to the board with respect to director compensation; and

  overseeing an annual evaluation of the board.

     The processes and procedures followed by the Governance Committee in identifying and evaluating director candidates are described below under the heading “Director Candidates.”

     The members of the Governance Committee are Messrs. Klein (Chairman) and Gilburne and General Ellis. Mr. Barter also served on the committee during fiscal 2008 but resigned from the committee in July 2008. The Governance Committee met one time during fiscal 2008.

   Director Candidates

     The process followed by the Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the board. The Governance Committee may retain the services of an executive search firm to help identify and evaluate potential director candidates.

     In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Governance Committee will apply the criteria set forth in our governance policies. These criteria include the candidate’s integrity, business acumen, commitment to understand our business and industry, experience, conflicts of interest and the ability to act in the interests of all stockholders. The Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

     Stockholders may recommend individuals to the Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our corporate secretary at 4300 Fair Lakes Court, Fairfax, VA 22033, and they will be forwarded to the Governance Committee members for consideration. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Assuming that appropriate biographical and background material has been provided on a timely basis, the Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

     Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the board, by following the procedures set forth under “Stockholder Proposals for 2009 Annual Meeting” on page 31 of this proxy statement.

   Communicating with Independent Directors

     The board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The chairman of the board (if an independent director), or the lead director (if one is appointed), or otherwise the chairman of the Governance Committee, with the assistance of our corporate secretary, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate. The chairman of the board (if an independent director), or the lead director (if one is appointed) also serves as the presiding director at all executive sessions of the non-management directors. As the lead director during fiscal 2008, Mr. Klein performed these responsibilities.

     Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board or the lead director considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

     Stockholders who wish to send communications on any topic to the board should address such communications to the Board of Directors c/o Mr. Michael R. Klein, Lead Director, SRA International, Inc., 4300 Fair Lakes Court, Fairfax, VA 22033.

   Codes of Ethics

     The board has adopted a code of business ethics and conduct that applies to all of our employees, officers and directors. This code is posted on our website at www.sra.com. The code requires employees, officers and directors to report any suspected violations of the code to the appropriate company officials, or they may anonymously report any suspected violations to our business ethics and procurement fraud hotline, which is hosted by an independent third party.

     We have also adopted a code of ethics for principal financial officers that addresses some of the same issues as the code of business ethics and conduct, but establishes specific standards related to financial controls and financial reporting, and applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our principal financial officers are expected to adhere to both the code of business ethics and conduct and the code of ethics for principal financial officers. We have posted a current copy of the code of ethics for principal financial officers on our website at www.sra.com.

     We intend to post on our website all disclosures that are required by law or NYSE stock market listing standards concerning any amendments to, or waivers from, any provision of the codes.

DIRECTOR COMPENSATION

     Pursuant to our compensation plan for non-employee directors, we pay each non-employee director an annual retainer of $35,000 per year, payable quarterly, plus $2,000 for each board meeting attended, $2,000 for each committee meeting attended in person, and $1,000 for each teleconference committee meeting attended. Committee meeting fees are only paid for meetings held on a date different from a board meeting. The Audit and Finance Committee chair is paid an additional annual retainer of $20,000, payable quarterly, and all other committee chairs are paid an additional annual retainer of $10,000, payable quarterly.

     Non-employee directors may elect to receive shares of class A common stock in lieu of their cash retainer. All shares delivered pursuant to such an election are granted quarterly under our then-existing stock incentive plan on the third business day following each quarterly issuance of our earnings and are vested in full upon grant. The number of shares granted is determined using the closing trading price of our class A common stock as reported on the New York Stock Exchange on the grant date, rounded to the nearest whole share.

     Non-employee directors receive a one-time equity grant with an estimated value, determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment, or SFAS No. 123(R), of $150,000 upon their appointment or election to the board. Each continuing non-employee director who has served for at least thirty months receives an annual equity grant with an estimated value, determined in accordance with SFAS No. 123(R), of $50,000. Annual equity grants are generally made on the third business day following the issuance of our earnings release for our annual financial results.

     Each equity grant described above consists in part of nonqualified stock options and in part of restricted stock, in each case with respect to class A common stock. The allocation of each equity grant between stock options and restricted stock is made so that the estimated value attributable to both components is equal. The estimated value is determined on the grant date in accordance with SFAS No. 123(R) and with our practices and methodologies then in effect. The equity grants are made under our then-existing stock incentive plan and vest in equal 25% increments over four years. The exercise price for stock options granted is the closing trading price on the New York Stock Exchange of our class A common stock on the date of grant.

     The following table sets forth information regarding the compensation of our directors in fiscal 2008. Our named executive officers who also served as directors are not included in this table because they were not separately compensated for their service as directors. Compensation for such directors in their capacities as named executive officers is fully reflected in the Summary Compensation Table included in this proxy statement.

Director Compensation Table

	Fees Earned or		Option
	Paid in Cash	Stock Awards	Awards
Non-Employee Director	(1)	(2)	(2)	Total
John W. Barter (3)	$79,000	$11,821	$ 79,145	$169,966
Larry R. Ellis (4)	58,000	18,745	19,142	95,887
Edmund P. Giambastiani, Jr. (5)	30,500	7,382	7,395	45,277
Miles R. Gilburne (6)	60,000	5,544	76,900	142,444
William T. Keevan (7)	16,750	6,510	6,522	29,782
Michael R. Klein (8)	62,000	11,821	45,442	119,263
David H. Langstaff (9)	56,000	5,544	5,534	67,078
Delbert C. Staley (10)	24,000	11,821	45,442	81,263
Gail Wilensky (11)	62,500	—	117,159	179,659
____________________

(1)	Represents the aggregate dollar amount of fees paid for services as a director during fiscal 2008, including annual retainer fees and committee chairman fees. Directors may elect to receive class A common stock in lieu of cash for annual retainer and committee chairman fees. In 2008, directors received the following amount of class A common stock shares in lieu of cash: General Ellis, 1,027 shares with a grant date fair value of $26,277; Mr. Gilburne, 1,027 shares with a grant date fair value of $26,277; and Mr. Klein, 1,319 shares with a grant date fair value of $33,747.

(2)	The amounts in these columns represent the expense we recognized in connection with these awards for the fiscal year ended June 30, 2008 in connection with awards made during fiscal 2008 and during prior years in accordance with SFAS No. 123(R). Assumptions used in the calculation of these expenses are included in note 11 to our audited financial statements for the year ended June 30, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 28, 2008. Unlike the amounts reflected in our audited financial statements, these amounts do not reflect any estimate of forfeitures related to service-based vesting. Instead, they assume that the director will remain with our company long enough to fully vest in the award.

(3)	Mr. Barter received a grant of 980 shares of restricted stock on August 13, 2007 with a grant date fair value of $25,078, which was based on the closing price of class A common stock on the date of grant, and an option to purchase 2,640 shares of class A common stock on August 13, 2007, with a grant date fair value of $25,030, as calculated in accordance with SFAS No. 123(R). As of June 30, 2008, Mr. Barter held options to purchase 45,340 shares and 1,980 restricted shares.

(4)	As of June 30, 2008, General Ellis held options to purchase 7,310 shares and 2,650 restricted shares.

(5)	Admiral Giambastiani received a grant of 3,020 shares of restricted stock on February 8, 2008 with a grant date fair value of $74,896, which was based on the closing price of class A common stock on the date of grant, and an option to purchase 9,020 shares of class A common stock on February 8, 2008, with a grant date fair value of $75,028, as calculated in accordance with SFAS No. 123(R). As of June 30, 2008, Admiral Giambastiani held options to purchase 9,020 shares and 3,020 restricted shares.

(6)	Mr. Gilburne received a grant of 980 shares of restricted stock on August 13, 2007 with a grant date fair value of $25,078, which was based on the closing price of class A common stock on the date of grant, and an option to purchase 2,640 shares of class A common stock on August 13, 2007, with a grant date fair value of $25,030, as calculated in accordance with SFAS No. 123(R). As of June 30, 2008, Mr. Gilburne held options to purchase 42,640 shares and 980 restricted shares.

(7)	Mr. Keevan received a grant of 2,960 shares of restricted stock on February 25, 2008 with a grant date fair value of $74,888, which was based on the closing price of class A common stock on the date of grant, and an option to purchase 8,720 shares of class A common stock on February 25, 2008, with a grant date fair value of $75,028, as calculated in accordance with SFAS No. 123(R). As of June 30, 2008, Mr. Keevan held options to purchase 8,720 shares and 2,960 restricted shares.

(8)	Mr. Klein received a grant of 980 shares of restricted stock on August 13, 2007 with a grant date fair value of $25,078, which was based on the closing price of class A common stock on the date of grant, and an option to purchase 2,640 shares of class A common stock on August 13, 2007, with a grant date fair value of $25,030, as calculated in accordance with SFAS No. 123(R). As of June 30, 2008, Mr. Klein held options to purchase 64,160 shares and 1,980 restricted shares.

(9)	Mr. Langstaff received a grant of 980 shares of restricted stock on August 13, 2007 with a grant date fair value of $25,078, which was based on the closing price of class A common stock on the date of grant, and an option to purchase 2,640 shares of class A common stock on August 13, 2007, with a grant date fair value of $25,030, as calculated in accordance with SFAS No. 123(R). As of June 30, 2008, Mr. Langstaff held options to purchase 102,640 shares and 980 restricted shares.

(10)	Mr. Staley resigned from the Board effective December 27, 2007. Mr. Staley received a grant of 980 shares of restricted stock on August 13, 2007 with a grant date fair value of $25,078, which was based on the closing price of class A common stock on the date of grant, and an option to purchase 2,640 shares of class A common stock on August 13, 2007, with a grant date fair value of $25,030, as calculated in accordance with SFAS No. 123(R). As of June 30, 2008, Mr. Staley held options to purchase 25,340 shares and 1,980 restricted shares.

(11)	As of June 30, 2008, Dr. Wilensky held options to purchase 40,000 shares.

COMPENSATION DISCUSSION AND ANALYSIS

   Objectives and Philosophy of Our Executive Compensation Program

     The primary objectives of our executive compensation program are to:

  attract, retain and motivate executive talent;

  ensure executive compensation is aligned with our corporate strategies and business objectives;

  promote the achievement of strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

  align our executives’ interests with those of our stockholders.

     To achieve these objectives, the Compensation and Personnel Committee of our Board of Directors evaluates our executive compensation program with the goal of setting target compensation at levels the committee believes are competitive with those of other companies in our industry that compete with us for executive talent. In addition, our executive compensation program ties a substantial portion of each executive’s overall compensation to strategic financial and operational goals, such as revenue, earnings per share, and business orders, in addition to individual goals. We also provide a portion of our executive compensation in the form of stock option and restricted stock awards that vest over time. We believe that grants of equity awards help to retain our executives and incentivize them to participate in the long-term success of our company, and therefore aligns their interests with those of our stockholders.

     The Compensation and Personnel Committee oversees our executive compensation program. In this role, the Compensation and Personnel Committee reviews and approves annually all compensation decisions relating to our executive officers.

     Although the chief executive officer does not influence the Compensation and Personnel Committee’s determination of his own compensation, he does assist the committee in setting the compensation for the other executive officers who report to him. The chief executive officer’s participation may include providing a summary of the personal evaluations of each executive and recommending prospective base salary and target incentive compensation levels for each year. The other executives do not have a role in establishing executive compensation.

     In attracting and retaining our executive officers, we compete with many other firms in the information technology industry. To keep abreast of changing compensation packages of our competitors, we assess various compensation data from other companies throughout the fiscal year. Historically, in making compensation decisions, the Compensation and Personnel Committee has reviewed compensation survey data for companies in the information technology industry and has compared our executive compensation to that paid by a peer group of publicly traded companies with executives in similar roles. The peer group, which evolves over time, consists of companies that we believe are generally comparable to our company and against which we compete for executive talent. The peer group most recently used, in fiscal 2007, consisted of ManTech International Corporation, MTC Technologies, Inc., NCI, Inc., and SI International, Inc. For fiscal year 2008, the Compensation and Personnel Committee used data from compensation surveys of a broader group of companies in the information technology industry to evaluate executive compensation. The compensation survey data was prepared for the Compensation and Personnel Committee by our director of compensation, with input from our chairman of the board.

   Components of our Executive Compensation Program

     The primary elements of our executive compensation program are:

  base salary;

  annual cash incentives;

  equity in the form of stock option and/or restricted stock awards;

  insurance, retirement and other employee benefits; and

  in some cases, severance and change-of-control benefits.

     During fiscal 2008, we did not have a formal or informal policy or target for allocating compensation between long-term and short-term cash compensation, or between cash and non-cash compensation. At the end of fiscal 2008, the Compensation and Personnel Committee determined subjectively what it believed to be the appropriate level and mix of equity, after reviewing the chief executive officer’s recommendations and evaluating each executive’s level of responsibility within SRA, their performance and their existing equity holdings.

     Base Salary

     In general, we initially target executive base salaries at the 50th percentile of the range of salaries for executives in similar positions at comparable companies. When establishing base salaries, however, the Compensation and Personnel Committee considers not only the quantitative compensation data for our industry and peer group, but in its discretion may adjust the initial target as a result of a variety of qualitative factors, including the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, and the individual’s internal value to us. The base salaries paid to our chief executive officer and other named executive officers for the past two fiscal years are shown below:

	End of Fiscal 2008	Fiscal 2007	Fiscal 2008	Annual
Name of Executive	Position	Salary	Salary	% Change
Stanton D. Sloane	President and Chief	$650,000	$650,000	0.0%
	Executive Officer
Stephen C. Hughes	Chief Financial	$290,000	$325,000	12.1%
	Officer and
	Executive Vice
	President,
	Operations
Barry S. Landew	Executive Vice	$270,000	$300,000	11.1%
	President, Strategic
	Development
Ernst Volgenau	Chairman	$195,000	$195,000	0.0%

     Annual Cash Incentives

     We have an annual cash incentive plan for our executives and key employees. These incentives are intended to reward the achievement of strategic operational and financial goals by our company, as well as individual performance objectives. The Compensation and Personnel Committee believes that making a significant portion of the executive officer’s cash incentives contingent on corporate performance aligns the executive officer’s interest with those of our stockholders. The committee targets incentive cash compensation above market, relative to similarly situated executives, based upon our compensation analyses.

     At the beginning of each fiscal year, the Compensation and Personnel Committee approves the executive salary and cash incentive targets, as well as the applicable corporate and individual goals and objectives that form the basis for the cash incentive. The corporate performance goals conform to the financial metrics contained in the internal business plan approved by the Board of Directors, which is also approved at the beginning of the fiscal year.

     The Compensation and Personnel Committee works with the chief executive officer to develop challenging corporate and individual goals that they believe can be achieved with hard work and above average performance over the next year. Since the corporate financial goals are determined at the beginning of the fiscal year, they are specifically organic and exclude the contribution of potential acquisitions that may occur throughout the year. Therefore, contributions from mid-year acquisitions that are not included in establishing the corporate financial goals shall be excluded when determining the actual results at fiscal year-end. Our intent is to establish performance targets that are challenging and require above average performance to achieve above average compensation.

     Our executive cash incentives are paid over a three-year period, with 70% of the earned amount paid at the end of the fiscal year for which it is initially earned. The remaining 30% is paid in equal amounts of 15% at the end of each of the next two fiscal years, as long as the executive remains employed by our company.

     The annual target cash incentive awards and total cash compensation targets for our named executive officers over the past two fiscal years are shown in the table below:

			Cash Incentive
	Salary		Target		Total/Target Cash Compensation

	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal
	2007	2008	2007	2008	2007	2008	% Change
Dr. Sloane	$650,000	$650,000	$700,000	$700,000	$1,350,000	$1,350,000	0.0%
Mr. Hughes	$290,000	$325,000	$350,000	$390,000	$ 640,000	$ 715,000	11.7%
Mr. Landew	$270,000	$300,000	$320,000	$355,000	$ 590,000	$ 655,000	11.0%
Dr. Volgenau	$195,000	$195,000	—	—	$ 195,000	$ 195,000	0.0%

     The Compensation and Personnel Committee determined the fiscal 2008 salary and cash incentive compensation increases for Mr. Hughes and Mr. Landew based on market data and on their performance in fiscal 2007. Dr. Sloane’s fiscal 2008 salary was established by the terms of his employment agreement dated April 18, 2007. Dr. Volgenau’s fiscal 2008 salary was not adjusted from fiscal 2007 because he continued to work a reduced schedule.

     Stock Option and Restricted Stock Equity Awards

     Our equity compensation program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide our executives with incentives to achieve long-term corporate performance, create an ownership culture and help to align executives’ interests with those of our stockholders. In addition, we believe the vesting feature of our equity grants provides an incentive to our executives to remain with our company.

     In determining the size and nature of equity grants to our executives, our Compensation and Personnel Committee considers our company-wide performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, including the vesting status of such awards, potential future stock price appreciation and the expected stock compensation expense under SFAS No. 123(R). Prior to fiscal 2006, we generally granted only stock options as long-term incentives to our employees. In fiscal 2006, we began granting a mix of stock option and restricted stock awards to our executives and other employees. For fiscal 2008, we granted only restricted stock awards to Messrs. Hughes and Landew. Dr. Sloane received his fiscal 2008 equity award in the form of nonstatutory stock options, as provided in his employment agreement.

     We typically grant restricted stock awards at no cost to the executive. Because the shares have a built-in value at the time the restricted stock grants are made, we generally grant significantly fewer shares of restricted stock than the number of stock options we would grant for a similar purpose.

     The stock options and restricted stock we grant to our executives typically vest at a rate of 25% per year on the first four anniversaries of the date of grant. In the case of stock options, the term of the option is typically ten years. Vesting ceases and unvested options are forfeited on the date of termination of employment, except in the case of death or total disability. Prior to the exercise of a stock option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents. In the case of restricted stock, the holder has voting and dividend rights to both vested and unvested awards.

     For fiscal 2008, the Compensation and Personnel Committee did not establish quantitative equity targets at the beginning of the fiscal year for executives. Instead, the Compensation and Personnel Committee determined the size of the grants at the end of the year after evaluating the executives’ performance and the recommendations of the chief executive officer. The Compensation and Personnel Committee granted 8,562 restricted stock shares to Mr. Hughes and 6,422 restricted stock shares to Mr. Landew on August 15, 2008.

     Dr. Sloane’s fiscal 2008 target of 30,000 option shares was established pursuant to his employment agreement, and the actual grant was calculated at the end of the year by applying the same financial and personal performance measures used in calculating his fiscal 2008 cash incentive award described below. This calculation resulted in the grant of an option to purchase 18,900 shares of class A common stock, which was granted to Dr. Sloane on August 15, 2008.

     We typically make an initial equity award to new executives upon commencement of employment, and annual performance-based grants as part of our overall compensation program. Performance-based grants are awarded following the end of the fiscal year after financial performance measures for that year have been calculated.

     In April 2007, the Compensation and Personnel Committee established that the exercise price of all stock options would be equal to the closing price of our class A common stock on the New York Stock Exchange on the date of grant. All equity grants must be approved in advance of or on the date of grant either by the Compensation and Personnel Committee or under the limited authority delegated to the chairman and chief executive officer. Annual equity grants are issued on the third business day following the public release of our year-end earnings. All other equity grants are issued on the date awarded, unless they are awarded during a quarterly company-imposed trading blackout, in which case they are issued on the third business day following the next public release of quarterly earnings.

     Determination of Cash Incentives for Fiscal 2008

     Cash Incentive for Chief Executive Officer

     For fiscal 2008, Dr. Sloane’s cash incentive calculation was based on the following formula:

(Bonus Target) *	(Corporate Multiplier) *	(Individual Multiplier) =	Actual Cash Incentive Earned
	(0.0 to 1.69)	(0.0 to 1.0)

     For fiscal 2008, the Compensation and Personnel Committee considered the following corporate financial performance measures:

		Minimum	Goal	Actual
		Performance	Performance	Performance
Financial Objective	Target $	(1) ($M)	(1) ($M)	(1) ($M)
Revenue	$175,000	$ 1,331	$ 1,490	$ 1,400
Operating Income	$175,000	$ 101	$ 114	$ 111
Orders	$175,000	$ 1,861	$ 2,396	$ 1,789
Days Sales Outstanding (DSO) – Q4	$105,000	76	69	77
Return on Invested Capital (ROIC)	$ 70,000	10.5%	11.4%	11.9%
Total	$700,000
____________________

(1)	Adjusted to account for Dr. Sloane’s eleven month performance period of August 1, 2007 through June 30, 2008 and to reflect the acquisition of Constella Group, LLC which was acquired August 9, 2007.

     The qualitative measures for assessing Dr. Sloane’s performance in fiscal 2008 included enhancing SRA’s ethic of Honesty and Service, improving the human resource and employee development programs and implementing initiatives for sustained growth, profitability, outstanding customer service, and employee satisfaction. The qualitative factors used in determining the individual multiplier may only decrease or sustain the amount earned based on the quantitative factors.

     After evaluating the quantitative and qualitative factors shown above, the Compensation and Personnel Committee established Dr. Sloane’s cash incentive earned at approximately 63% of his incentive target, or $442,400.

     Cash Incentive for Other Executive Officers

     Based on review of corporate performance for fiscal 2008, the Compensation and Personnel Committee, using its discretion, assigned the corporate multiplier at 80%. Individual multipliers were determined using individual goals and objectives related to performance during fiscal 2008, based on both quantitative and qualitative factors. Although the goals and objectives differ based on individual position and role within the company, the items may or may not include factors such as ethics and leadership, financial metrics, or functional specific objectives.

     For fiscal 2008, the Compensation and Personnel Committee approved a cash incentive earned metric of 72% of target for Mr. Hughes, and 68% of target for Mr. Landew. Fiscal 2008 cash incentives earned by Mr. Hughes and Mr. Landew were $280,800 and $241,400 respectively. These amounts were determined using a similar formula as above.

     Benefits and Other Compensation

     We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a company-sponsored 401(k) plan. Executives are eligible to participate in all of our employee benefit plans on the same basis as other employees.

     We match a portion of employee contributions into the 401(k) plan. Our matching contribution is made annually after each calendar year ends. During fiscal 2008 we had a dual matching formula, which was designed to balance our matching contribution fairly between highly and non-highly compensated employees, as well as between existing employees and mid-year hires. All employees, including executive officers, are subject to the same matching formula. During fiscal 2008, the annual company matching contribution for each employee was the greater of:

1)	55% of the first $4,000 contributed by the employee (maximum match of $2,200); or

2)	50% of the employee’s contribution (maximum match of 3.5% of employee’s salary).

     The maximum salary considered for the second match was $125,000. Therefore, the maximum match under this formula during fiscal 2008 was $4,375 ($125,000 x 3.5%).

     In particular circumstances, we award one-time hiring incentives in the form of cash or equity upon an executive’s commencement of employment. The amount of a hiring bonus, if any, is determined on a case-by-case basis. For example, we will consider paying signing bonuses to offset the economic loss for unvested cash or equity value forfeited by an executive upon terminating prior employment, to assist with relocation expenses or to create additional incentive for an executive to join our company in a position where there is high market demand.

     When Dr. Sloane joined us in April 2007, we awarded him a hiring bonus, consisting of three payments totaling $280,000. We paid $30,000 upon hire and an additional $125,000 on July 20, 2007. We paid the remaining $125,000 on July 25, 2008. These amounts were determined by the Compensation and Personnel Committee, after consulting with our chairman. In addition, we are providing Dr. Sloane a monthly living allowance of $8,000 for a period of up to two years from his April 2007 hire date.

     Severance and Change-of-Control Benefits

     Pursuant to the employment agreement we have entered into with Dr. Sloane and the agreements associated with his one-time equity grants, he is entitled to specified benefits in the event of the termination of or change in his employment under specified circumstances, including termination following a change of control of our company. The other executive officers do not have similar benefits.

     His change-of-control benefits have been structured as “double trigger” benefits. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if Dr. Sloane is not offered the position of President or CEO of the successor company’s ultimate parent company after the change of control. We believe a “double trigger” benefit maximizes shareholder value because it prevents an unintended windfall to Dr. Sloane in the event of a friendly change of control, while still providing him appropriate protection in the event a change in control results in the loss of his job or position.

     We have provided more detailed information about these benefits, along with estimates of their value under various circumstances in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement.

     Tax and Accounting Considerations

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to our chief executive officer and the other named executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. The Compensation and Personnel Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to our executive officers with option issuances in a manner that is intended to minimize disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the 2002 Stock Incentive Plan will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation and Personnel Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation and Personnel Committee believes such payments are appropriate and in the best interests of SRA and our stockholders, after taking into consideration changing business conditions and the performance of its employees.

COMPENSATION AND PERSONNEL COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

     The Compensation and Personnel Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended June 30, 2008.1

Compensation and Personnel Committee
     Mr. David H. Langstaff (Chairman)
Admiral Edmund P. Giambastiani, Jr.
Dr. Gail R. Wilensky

____________________

1     The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Securities and Exchange Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

   Summary Compensation Table

     The following table sets forth the compensation for fiscal 2007 and 2008 for each individual who served as our chief executive officer and chief financial officer during fiscal 2008 and our two other executive officers serving during fiscal 2008, all of whom we refer to together as the named executive officers:

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal			Bonus	Awards	Awards	Compensation	Compensation
Position	Fiscal Year	Salary	(1)	(2)	(2)	(3)	(4)	Total
Stanton D. Sloane,	2008	$650,000	$125,000	$806,563	$474,397	$325,812	$100,375	$2,482,147
President and Chief	2007	162,500	30,000	121,454	69,980	75,285	24,000	483,219
Executive Officer
Stephen C. Hughes,	2008	325,000	—	97,764	319,249	267,518	4,375	1,013,906
Chief Financial Officer and	2007	290,000	—	45,710	343,385	234,080	4,375	917,550
Executive Vice President,
Operations
Barry S. Landew,	2008	300,000	—	65,564	201,020	235,040	4,375	805,999
Executive Vice President,	2007	270,000	—	13,510	225,155	219,041	4,375	732,081
Strategic Development
Ernst Volgenau, Chairman	2008	195,000	—	—	3,904	—	4,375	203,279
	2007	195,000	—	—	38,540	52,952	4,375	290,867
____________________

(1)	The bonus for Dr. Sloane of $30,000 in fiscal 2007 and $125,000 in fiscal 2008 represents the first and second installments, respectively, of his hiring bonus. The final installment of $125,000 was paid in August 2008.
(2)	The amounts in these columns represent the expense recognized in connection with these awards for the fiscal year ended June 30, 2008, in connection with awards made during fiscal 2008 and during prior years, in accordance with SFAS No. 123(R). Assumptions used in the calculation of these expenses are included in note 11 to our audited financial statements for the year ended June 30, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 28, 2008. Unlike the amounts reflected in our audited financial statements, amounts presented in the table do not reflect any estimate of forfeitures related to service-based vesting. Instead, they assume that the executive will remain with our company long enough to fully vest in the award.
(3)	Our executive cash incentive bonuses are paid over a three year period, with 70% of the earned amount paid at the end of the fiscal year for which it is initially earned. The remaining 30% is paid in equal amounts of 15% at the end the next two fiscal years, as long as the executive remains employed by our company. Amounts in this column reflect 70% of the bonuses earned for the indicated fiscal year and 15% of the bonuses earned for each of the two prior fiscal years. In the case of Dr. Sloane, no bonus was earned for periods prior to fiscal 2007, as his employment with the company began effective April 2007.
(4)	For Dr. Sloane, this consists of both his $8,000 monthly housing allowance and his annual 401(k) company matching contribution of $4,375 for fiscal 2008. For fiscal 2007, this amount consisted of his $8,000 monthly housing allowance for the three months he was employed. For Mr. Hughes, Mr. Landew, and Dr. Volgenau, this consists of their annual 401(k) company matching contribution of $4,375 for both fiscal 2007 and fiscal 2008.

   Grants of Plan-Based Awards

     The following table sets forth information regarding options granted and restricted stock awards made to our named executive officers. All of the options and restricted stock were granted under our 2002 stock incentive plan.

Fiscal 2008 Grants of Plan-Based Awards

													Grant
									All Other				Date Fair
			Estimated Future Payouts			Estimated Future Payouts			Stock	All Other		Closing	Value
			Under Non-Equity Incentive			Under Equity Incentive Plan			Awards:	Option	Exercise	Price of	of Stock
			Plan Awards			Awards			Number	Awards:	or Base	Stock	and
									of	Number of	Price of	on	Options
	Grant				Maximum			Maximum	Shares of	Securities	Option	Grant	Awards
Name of	Date	Date	Threshold	Target	($)	Threshold	Target	(#)	Stock or	Underlying	Awards	Date	($)
Executive	(1)	Approved	($)	($)	(2)	(#)	(#)	(2)	Units	Options	($/Sh)	($/Sh)	(3)
Dr. Sloane	8/13/2007	8/3/2007	n/a	700,000	1,183,000	n/a	30,000	50,700		4,612	25.59	25.59	43,727
Mr. Hughes	8/13/2007	8/3/2007	n/a	390,000	659,100	n/a	—	—	1,116	4,464	25.59	25.59	70,883
Mr. Landew	8/13/2007	8/3/2007	n/a	355,000	599,950	n/a	—	—	1,116	4,464	25.59	25.59	70,883
Dr. Volgenau				—			—	—
____________________

(1)	Equity grants made to the executive officers effective August 13, 2007 were based upon the Compensation and Personnel Committee’s evaluation of the executive’s performance for fiscal 2007.
(2)	The bonus amount that could be earned during fiscal 2008 was limited to 1.69 times the target amount. Dr. Sloane was the only executive to have an equity target for fiscal 2008, pursuant to his employment agreement.
(3)	The amounts in these columns represent the full amount of the expense we will recognize in connection with awards made during the fiscal year ended June 30, 2008 over the entire term of the award in accordance with SFAS No. 123(R). Assumptions used in the calculation of these expenses are included in note 11 of our audited financial statements for the year ended June 30, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 28, 2008. Unlike the amounts reflected in our audited financial statements, these amounts do not reflect any estimate of forfeitures related to service-based vesting. Instead, they assume that the executive will remain with our company long enough to fully vest in the award.

   Outstanding Equity Awards at Fiscal Year End

     The following table sets forth information regarding outstanding stock options and restricted stock awards held by our named executive officers as of June 30, 2008. Stock options granted prior to May 2002 were granted under our 1994 Stock Option Plan. Stock options and restricted stock awards granted after May 2002 were granted under our 2002 Stock Incentive Plan.

Outstanding Equity Awards At June 30, 2008

	Option Awards					Restricted Stock Awards
		Number	Number
		of Shares	of Shares			Number	Market
		Underlying	Underlying			of Shares	Value of
		Unexercised	Unexercised	Option	Option	that	Shares that
		Options	Options	Exercise	Expiration	Have Not	Have Not
		Exercisable	Unexercisable	Price ($)	Date	Vested	Vested ($)
Name of Executive	Grant Date	(1)	(1)	(2)	(3)	(1)	(4)
Dr. Sloane	5/7/2007	50,000	150,000	25.8100	5/7/2017	93,750	2,105,625
	8/13/2007	—	4,612	25.5900	8/13/2017	—	—
Mr. Hughes	8/15/2002	70,660	—	12.4000	8/15/2017
	8/7/2003	20,600	—	16.7950	8/7/2013
	8/5/2004	75,000	25,000	21.1300	8/5/2014
	8/4/2005	11,070	11,070	35.4000	8/4/2015
	2/15/2006	8,000	8,000	32.2000	2/15/2016	2,000	44,920
	8/7/2006	1,221	3,654	25.1050	8/7/2016	912	20,484
	5/15/2007					6,000	134,760
	8/13/2007	—	4,464	25.5900	8/13/2017	1,116	25,065
Mr. Landew	6/30/1999	32,588	—	3.9355	6/30/2014
	3/24/2000	58,822	—	4.1480	3/24/2015
	6/30/2000	19,716	—	4.7685	6/30/2015
	6/30/2001	33,210	—	4.2500	6/30/2016
	8/15/2002	35,500	—	12.4000	8/15/2017
	8/7/2003	20,600	—	16.7950	8/7/2013
	8/5/2004	45,000	15,000	21.1300	8/5/2014
	8/4/2005	11,070	11,070	35.4000	8/4/2015
	8/7/2006	1,221	3,654	25.1050	8/7/2016	912	20,484
	5/15/2007					6,000	134,760
	8/13/2007	—	4,464	25.5900	8/13/2017	1,116	25,065
Dr. Volgenau	—	—	—	—	—	—	—
____________________

(1)	In each case, the option or restricted stock award vests in 25% increments on the first four anniversaries of the grant date. All stock options listed are nonqualified stock options.
(2)	For options granted subsequent to April 2007, the exercise price is equal to the closing price of our class A common stock on the New York Stock Exchange on the date of grant. Option grants made prior to April 2007 have an exercise price equal to the average of the high and low trading prices of the class A common stock on the date of grant.
(3)	The expiration date is 10 years from the grant date, except for grants made between June 30, 1999 and August 15, 2002, in which case the expiration date is 15 years from the grant date.
(4)	Based on $22.46 per share, the closing price of our class A common stock on June 30, 2008, the last trading day of fiscal 2008.

Stock Option Exercises and Restricted Stock Vesting

     The following table provides information on (1) stock option exercises by the named executive officers during fiscal 2008, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of restricted stock awards held by the named executive officers in fiscal 2008 and the value realized.

Fiscal 2008 Stock Option Exercises and Restricted Stock Vesting

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares		Value Realized on
Name of Executive	Acquired on Exercise	Exercise ($) (1)	Acquired on Vesting		Vesting ($) (2)
Dr. Sloane	—	—	31,250	(3)	726,875
Mr. Hughes	65,844	1,591,016	3,307	(4)	81,732
Mr. Landew	55,940	1,119,891	2,307	(5)	56,322
Dr. Volgenau	5,150	53,071	—		—
____________________

(1)	Based on the fair market value of our class A common stock at the time of exercise as determined by Citi Smith Barney, our captive broker, after deducting the aggregate exercise price.
(2)	Based on the closing price per share of our class A common stock on the vesting date.
(3)	Represents vesting of the first 25% of a 125,000 restricted stock share grant awarded on May 7, 2007. At the time of vesting, 10,063 shares were withheld to cover payment of taxes due from vesting.
(4)	Represents vesting of the second 25% of a 4,000 restricted stock share grant awarded on February 15, 2006, the first 25% of a 1,219 restricted stock share grant awarded on August 7, 2006 and the first 25% of a 8,000 restricted stock share grant awarded on May 15, 2007. At the time of vesting of the May 2007 grant, 644 shares were withheld to cover payment of taxes due from vesting.
(5)	Represents vesting of the first 25% of a 1,219 restricted stock share grant awarded on August 7, 2006 and the first 25% of a 8,000 restricted stock share grant awarded on May 15, 2007. At the time of vesting of the May 2007 grant, 644 shares were withheld to cover payment of taxes due from vesting.

   Non Qualified Deferred Compensation

     The following table summarizes the compensation deferred by the named executive officers under the Deferred Compensation Plan for Key Employees of SRA International, Inc., or the 1994 Plan, and the 2005 Deferred Compensation Plan for Key Employees of SRA International, Inc., or the 2005 Plan, both of which are irrevocable “rabbi trusts.” During fiscal 2008, executives were permitted to voluntarily defer up to 50% of their base salary and up to 100% (less statutory tax withholding) of their paid cash incentive bonus into the 2005 Plan. At the time a deferral election is made, the executive may elect the time and manner of distribution, subject to Internal Revenue Service regulations, including recent 409A legislation. Salary and bonus amounts deferred remain assets of our company during the period of deferral. Once deferred, the executive may request that we invest their deferrals in a variety of mutual funds managed by Fidelity Investments. Since 2005, executives may no longer contribute to the 1994 Plan, although their balances and deferral elections remain in place pursuant to their original elections.

Fiscal 2008 Nonqualified Deferred Compensation

Aggregate
	Executive	Registrant	Aggregate	Withdrawals/
	Contributions	Contributions	Earnings	Distributions	Aggregate
	in	in	in	During	Balance at Fiscal
Name of Executive	Fiscal 2008	Fiscal 2008	Fiscal 2008	Fiscal 2008	2008 End
Dr. Sloane	—	—	—	—	—
Mr. Hughes	$86,004 (1)	—	$1,097	—	$353,533
Mr. Landew	—	—	—	—	—
Dr. Volgenau	—	—	—	—	—
____________________

(1)	Consists of elective base salary deferrals of $32,500 and a bonus deferral of $53,504 made by Mr. Hughes during fiscal 2008. These amounts are also included in the amounts reported as fiscal 2008 salary and non-equity incentive plan compensation columns in the Summary Compensation Table.

Potential Payments Upon Termination or Change of Control

     Pursuant to the employment agreement we have entered into with Dr. Sloane and the agreements associated with his one-time equity grants, he is entitled to specified benefits in the event of the termination of or change in his employment under specified circumstances, including termination following a change of control of our company. Dr. Sloane is the only executive with these benefits.

     Dr. Sloane will be entitled to the following severance benefits in the event of an involuntary termination without cause, as defined in his agreement, whether before or after a change of control: (i) full vesting of all unvested non-qualified stock options and restricted stock shares; (ii) payment of 50% of his prior year’s earned bonus; (iii) continuation of his base salary for 12 months; and (iv) continuation of employee benefits for 12 months, subject to reduction in the event Dr. Sloane receives comparable benefits from a subsequent employer. Post-termination payment of bonus amounts and continuation of Dr. Sloane’s base salary and benefits are contingent upon his execution of an agreement releasing SRA from any and all liability relating to his employment, and his compliance with the confidentiality, non-competition and non-solicitation covenants set forth or incorporated in his employment agreement.

     In the event of a change in control that results in Dr. Sloane not being offered the position of President or CEO of the successor company’s ultimate parent company after the change of control, all of Dr. Sloane’s non-qualified stock options and restricted stock shares will vest as of the effective date of the change in control. For the purpose of the agreement, change in control means the consummation of a merger, reorganization, consolidation or similar transaction, unless our voting stock represents more than 50% of the voting power of the surviving entity, or shareholder approval of the sale of all or substantially all SRA assets or a plan of liquidation of SRA, unless our voting stock represents more than 50% of the voting power of the purchasing entity.

     The aggregate value of potential payments upon involuntary termination and change of control as of the end of fiscal 2008 were $2,997,557 and $2,105,625, respectively, as summarized in the following tables.

     Involuntary Termination. The following table sets forth an estimate of the benefits that would have accrued to Dr. Sloane in the event his employment had been terminated without cause as of the end of fiscal 2008.

Benefit	Estimated Value ($)
Vesting of options and restricted shares (1)	2,105,625
50% of fiscal 2008 earned cash bonus	221,200
Base salary continuation for 12 months	650,000
Continuation of benefits for 12 months (2)	20,732
Total potential payments	2,997,557
____________________

(1)	Based on the number of shares that vest multiplied by $22.46, the closing price of our class A common stock on June 30, 2008, the last trading day of fiscal 2008, and, in the case of options, after deducting the aggregate exercise price of the options that vest.
(2)	Based on employer cost of premiums and other benefit costs in effect on the last day of fiscal 2008.

     Change of Control. The following table sets forth an estimate of the benefits that would have accrued to Dr. Sloane in the event our company had experienced a change of control as of the end of fiscal 2008 and he had not been offered the position of President or CEO of the successor company’s ultimate parent after the change of control. These benefits would accrue to Dr. Sloane even if his employment was not terminated following the change of control.

Benefit	Estimated Value ($)
Vesting of options and restricted shares (1)	2,105,625
____________________

(1)	Based on the number of shares that vest multiplied by $22.46, the closing price of our class A common stock on June 30, 2008, the last trading day of fiscal 2008, and, in the case of options, after deducting the aggregate exercise price of the options that vest.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information about the securities authorized for issuance under our equity compensation plans as of June 30, 2008:

Weighted-
average
		exercise price	Number of securities remaining
	Number of securities to	of outstanding	available for future issuance
	be issued upon exercise	options,	under equity compensation
	of outstanding options,	warrants and	plans (excluding securities
Plan category	warrants and rights(a)	rights(b)	reflected in column(a)) (1)
Equity compensation plans approved by
security holders	5,428,895	$21.24	8,106,300 (2)
Equity compensation plans not approved by
security holders	—	—	—
Total	5,428,895	$21.24	8,106,300 (2)
____________________

(1)	In addition to being available for future issuance upon exercise of options that may be granted after June 30, 2008, the 7,757,516 shares available for future issuance under the 2002 Stock Incentive Plan may instead be issued in the form of restricted stock or other equity-based awards.
(2)	Includes 7,757,516 shares of class A common stock issuable under our 2002 Stock Incentive Plan. Under the terms of the 2002 Stock Incentive Plan, the number of shares available for issuance is automatically increased every July 1, through fiscal year 2012, by an amount equal to the lesser of (i) 2,352,940 shares of class A common stock, (ii) 3% of the outstanding shares of class A common stock and class B common stock on such date or (iii) an amount determined by our Board of Directors. On July 1, 2008, an additional 1,718,153 shares of class A common stock were reserved for issuance under the terms of the 2002 Plan pursuant to this automatic increase provision. The amount reported in this column also includes 348,784 shares issuable under our 2004 Employee Stock Purchase Plan, including shares issuable in connection with the current offering period, which ends on September 30, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Dr. Sloane, our president and chief executive officer and a member of our Board of Directors, utilizes his private airplane for business travel. During fiscal 2008, we reimbursed Dr. Sloane $56,000 for actual costs incurred in the operation of his private airplane for business travel, plus $41,800 related to increased aircraft insurance coverage required by the Board of Directors. The Board of Directors, excluding Dr. Sloane, authorized SRA to reimburse Dr. Sloane for the reasonable costs associated with the business use of his private aircraft and the incremental cost of aircraft insurance purchased.

     Christopher Fitzgerald, the son-in-law of Dr. Volgenau, our chairman, is an officer of Customer Value Partners, Inc. During fiscal 2008, we subcontracted with Customer Value Partners and paid approximately $389,000 for services rendered. All work performed by Customer Value Partners was direct work procured under our normal government approved procurement practices.

     Dr. DiPentima ceased to be an executive officer in April 2007, but was an employee director of the company during fiscal 2008. During fiscal 2008 he received a salary of $97,507, a 401(k) company matching contribution of $4,375, and payment of $156,509 in bonus deferrals earned in prior years.

     Kevin Robbins, the son-in-law of Dr. DiPentima, who served as a member of our Board of Directors in fiscal 2008 but who retired from our Board in August 2008, is employed by us as a senior principal. For fiscal 2008, his salary and other compensation paid by us totaled $192,855.

     The Board of Directors has adopted a policy that all transactions between SRA on the one hand and our officers, directors, greater than 5% stockholders and their respective immediate family members and affiliates on the other hand must be (i) approved by a majority of the disinterested members of the Board of Directors and (ii) on terms no less favorable to us than could be obtained from unaffiliated third parties. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy.

AUDIT AND FINANCE COMMITTEE REPORT

     The Audit and Finance Committee reviewed our audited financial statements for the fiscal year ended June 30, 2008 and discussed these financial statements with our management and Deloitte & Touche LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation, and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies we use. The independent registered public accounting firm is responsible for auditing our financial statements and for reviewing our unaudited interim financial statements. The Audit and Finance Committee is responsible for monitoring and overseeing these processes.

     The Audit and Finance Committee has also received from, and discussed with, our independent registered public accounting firm various communications that they are required to provide to the Audit and Finance Committee, including the matters required to be discussed by Statement on Auditing Standards 61, SAS 61, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61 requires our independent registered public accounting firm to discuss with our Audit and Finance Committee, among other things, the following:

  methods to account for significant, unusual transactions;

  the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

  the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

  disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

     Our independent registered public accounting firm also provided the Audit and Finance Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T. In addition, the Audit and Finance Committee discussed with the independent registered public accounting firm their independence from us. The Audit and Finance Committee also considered whether the independent registered public accounting firm’s provision of other, non-audit related services to us are compatible with maintaining such auditors’ independence.

     Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit and Finance Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008.2

Audit and Finance Committee
John W. Barter (Chairman)
Miles R. Gilburne
William T. Keevan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation and Personnel Committee during fiscal 2008 were General Ellis, Admiral Giambastiani, Dr. Wilensky and Mr. Staley. Mr. Langstaff joined the Compensation and Personnel Committee in July 2008. No member of the Compensation and Personnel Committee was at any time during fiscal 2008 an officer or employee of our company or any of our subsidiaries, and no member has ever served as an executive officer of our company. None of our executive officers serves or, during fiscal 2008, served as a member of the Board of Directors or the Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation and Personnel Committee.

____________________

2     The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Audit and Finance Committee of the Board of Directors has selected the firm of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year. Deloitte & Touche LLP has served as our independent registered public accounting firm since March 2002. Although stockholder approval of the Audit and Finance Committee’s selection of Deloitte & Touche LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, the Board of Directors may reconsider the selection of Deloitte & Touche LLP.

     Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

   Independent Registered Public Accounting Firm’s Fees

     The following table summarizes the fees of Deloitte & Touche LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years. All services provided by Deloitte & Touche LLP were approved by the Audit and Finance Committee.

	Fiscal Year Ended	Fiscal Year Ended
Fee Category	June 30, 2008	June 30, 2007
Audit Fees (1)	$1,109,583	$719,500
Audit-Related Fees (2)	211,285	52,000
Tax Fees (3)	—	3,335
All Other Fees	—	—
Total Fees	$1,320,868	$774,835
____________________

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees in fiscal 2008 related to the opening balance sheet audit of Constella Group, LLC and a review of financial transactions at a foreign field office. Audit-related fees in fiscal 2007 related to assistance provided in responding to an SEC comment letter.
(3)	Fiscal 2007 tax fees related to tax advice provided related to a past acquisition.

   Pre-Approval Policies and Procedures

     The Audit and Finance Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit and Finance Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

     From time to time, the Audit and Finance Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

     The Audit and Finance Committee has also delegated to the chairman of the Audit and Finance Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by a member of the Audit and Finance Committee pursuant to this delegated authority is reported on at the next meeting of the Audit and Finance Committee.

   Board Recommendation

     The Board of Directors recommends a vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.

OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the annual meeting. However, if any other matters are properly presented at the annual meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by SRA. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, personal interviews, or other means, and SRA reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, SRA will reimburse them for their out-of-pocket expenses in this regard.

     Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending December 31, 2008.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

     Pursuant to Securities Exchange Act Rule 14a-8(e), proposals of stockholders intended to be presented at the 2009 annual meeting of stockholders must be received by SRA at our principal office at 4300 Fair Lakes Court, Fairfax, Virginia 22033, not later than May 19, 2009 for inclusion in the proxy statement for that meeting.

     Under our Amended and Restated By-laws, proposals of stockholders intended to be presented at the 2009 annual meeting of stockholders (other than matters included in our proxy statement pursuant to Rule 14a-8(e)) must be received by our Secretary at our principal office in Fairfax, Virginia (i) not later than 60 days nor earlier than 90 days prior to the first anniversary of the 2008 annual meeting or (ii) if the date of the 2009 annual meeting is advanced by more than 20 days or delayed by more than 60 days from the first anniversary of the 2008 annual meeting, (a) not earlier than the 90th day prior to the 2009 annual meeting and (b) not later than the later of the 60th day prior to the 2009 annual meeting and the 10th day following the day notice of the date of the 2009 annual meeting was mailed or public disclosure of that date was made, whichever first occurs. A copy of our Amended and Restated By-laws may be obtained from our corporate secretary.

By Order of the Board of Directors,

Stephen C. Hughes, Secretary

 September 16, 2008

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, OR YOU MAY VOTE BY INTERNET OR BY PHONE AS INSTRUCTED ON THE PROXY CARD. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN IF THEY HAVE SENT IN THEIR PROXIES.

4300 FAIR LAKES COURT FAIRFAX, VA 22033
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the environmental impact and costs incurred by SRA International, Inc. in mailing paper proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SRA International, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SRAIN1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
SRA INTERNATIONAL, INC.

A	Proposals

1.

To elect the following four (4) persons to serve as Class I directors (except as noted to the right) until the Annual Meeting of Stockholders held in 2011 and until their successors are duly elected and qualified.

Nominees:
	01)	John W. Barter
	02)	Larry R. Ellis
	03)	Miles R. Gilburne
	04)	Gail R. Wilensky
For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

		For	Against	Abstain

2.	To ratify the selection by the Audit and Finance Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009.	☐	☐	☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

B	Authorized Signatures
NOTE:

Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

TO CHANGE THE ADDRESS ON YOUR ACCOUNT, PLEASE CHECK THE BOX AT RIGHT AND INDICATE YOUR NEW ADDRESS ON THE REVERSE. PLEASE NOTE THAT CHANGES TO THE REGISTERED NAME(S) ON THE ACCOUNT MAY NOT BE SUBMITTED VIA THIS METHOD.	☐	Please indicate if you plan to attend this meeting.	Yes ☐	No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report to Stockholders, including the Form 10-K, are available at www.proxyvote.com.

PROXY

SRA INTERNATIONAL, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
THURSDAY, OCTOBER 30, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

       The undersigned, having received notice of the Meeting and the Board of Directors' proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Ernst Volgenau and Stephen C. Hughes, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of SRA International, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102, on Thursday, October 30, 2008, at 8:30 a.m., local time, and at any adjournment thereof (the "Meeting"). The matters set forth on the reverse have been proposed by the Company.

       In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment thereof.

       This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR all proposals. Attendance of the undersigned at the Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company or shall vote in person at the Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)